Exhibit 99.1

CONTACT	Monday, June 1, 2026

Doug Campbell (Media Relations)

doug.campbell@53.com | 513-290-6513

Matt Curoe (Investor Relations)

matthew.curoe@53.com | 513-534-2345

Fifth Third Announces Transfer of Listing of Common Stock to the New York Stock Exchange

CINCINNATI — Fifth Third Bancorp (Nasdaq: FITB) today announced that it will transfer all of its publicly traded securities to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”).

Fifth Third’s common stock is expected to begin trading on the NYSE on Friday, June 12, 2026, and will continue to trade under its current ticker symbol “FITB” after the transfer. The company’s depositary shares representing its various series of listed preferred stock will trade under the new ticker symbols “FITB PRA,” “FITB PRI,” “FITB PRK,” and “FITB PRM” after the transfer. Fifth Third expects its common stock and preferred stock to continue trading on Nasdaq through the close of the market on Thursday, June 11, 2026.

“We’re pleased to be listing on the New York Stock Exchange,” said Tim Spence, chairman, chief executive officer, and president of Fifth Third Bank. “We look forward to continuing to serve our customers and deliver long-term value for our shareholders.”

Spence, alongside Fifth Third’s Board of Directors and senior management team, will ring the NYSE Opening Bell on June 12.

“We are thrilled to welcome Fifth Third Bank to the New York Stock Exchange,” said Lynn Martin, president, NYSE Group. “Fifth Third pairs a long history with a bold spirit of innovation. As the largest bank transfer in history, we are proud to welcome them to the NYSE community alongside the world’s leading companies.”

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About Fifth Third

Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC.